EXHIBIT 10.01

COLONIAL COMMERCIAL CORP.
NOTICE OF OFFER TO PURCHASE FOR CASH
SHARES OF CONVERTIBLE PREFERRED STOCK
THAT ON AUGUST 20, 2008 WERE OWNED BY
PERSONS WHO THEN OWNED 99 SHARES OR LESS
OF CONVERTIBLE PREFERRED STOCK

September 2, 2008

Dear Shareholder:

The Company is offering to shareholders who owned 99 or fewer shares of the Company’s Convertible Preferred Stock on August 20, 2008, to purchase those shares at $1.25 per share. A purpose of the offer is to enable our Convertible Preferred shareholders owning odd lots to receive cash for their shares without incurring brokerage fees. Another purpose of the offer is to reduce the cost of maintaining shareholder lists for persons who own only a small number of Convertible Preferred shares.

Please note the following information carefully:

1.	The offer is being made only to shareholders who owned 99 or fewer shares of Convertible Preferred Stock on August 20, 2008, and only for the purchase of those shares.

2.
This offer will expire on October 31, 2008 at 12:00 Midnight, Eastern Standard Time. The attached Letter of Transmittal, along with your certificate(s), must be received by the Depositary before the deadline.

3.	If you hold your shares in a broker's account you will need to arrange for your broker to register the shares in your name if you want to tender these shares.

4.	We will pay $1.25 for each Convertible Preferred share that you properly submit for purchase.

5.	The purchase price will be paid within 15 days after you properly submit your shares. No interest accrues on the purchase price.

6.	The last date on which you may tender your shares is October 31, 2008.

7.	If you decide to tender your shares, you should send the attached Letter of Transmittal, along with your properly endorsed certificates for these shares, to the Company's Depositary as follows:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, NY 10038
Brooklyn, NY 11219

A reply envelope is enclosed for your convenience.

8.	Once you submit your shares, you will not be permitted to withdraw them.

9.	The following documents contain important information about us and about the rights of the holders of Convertible Preferred Stock.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

•	Our Current Reports on Form 8-K dated April 3, 2008, May 15, 2008 and August 8, 2008.

You can obtain these documents from the SEC's internet website at www.sec.gov or the Company’s website at www.colonialcomm.com. You can also obtain these documents (not including exhibits) from us without charge by requesting them in writing or by telephone from us at 275 Wagaraw Road, Hawthorne, New Jersey 07506, telephone 973-427-8224; Attention Investor Relations. Please be sure to include your complete name and address in your request.

If you have any questions with regard to the Tender Offer, please call the Depositary's Shareholder Services unit (toll free) at 877-248-6417 or at 718-921-8317.

COLONIAL COMMERCIAL CORP.

/s/ William Pagano
By: William Pagano
Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE OFFER TO PURCHASE

What is the offer?	We are inviting shareholders who on August 20, 2008 owned 99 shares or less of our Convertible Preferred Stock to sell those shares to the Company for cash.

What is the Company offering to pay for the shares?
We will pay $1.25 for each Convertible Preferred share that you properly submit for purchase. The purchase price will be paid within 15 days after you properly submit your shares. No interest accrues on the purchase price.

What is the purpose of the Offer?
From the shareholders' standpoint, it is an opportunity to receive cash for the shares without incurring brokerage fees associated with odd lot sales. From the Company's standpoint, purchase of the shares reduces the cost of maintaining shareholders lists and printing and mailing costs for persons who own only a small amount of Convertible Preferred shares.

How do I sell my shares?
Before October 31, 2008, you must send a properly endorsed stock certificate that is registered in your name, in the enclosed postage paid envelope, together with a properly filled-out Letter of Transmittal and your social security number or executed Form W-9, to:

American Stock Transfer & Trust Company
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219

What must I do if I want to tender and I hold my shares in a broker's account?	You must arrange with your broker to register your shares into your name.

When will I be paid for my shares?
The purchase price will be paid within 15 days after you properly submit your shares, except for certificates having incorrect endorsements or no social security numbers, which will require additional correspondence.

Do I have to sell my shares?	No. You are not required to sell any Convertible Preferred shares.

Is there any brokerage commission?
No. We will purchase shares directly from each Convertible Preferred shareholder at the purchase price. If you hold your shares in a broker's account, you should request the broker to issue to you a certificate for those shares so that you may submit those certificates. However, if you hold your shares through a broker or other nominee, you should check to see if they will impose a charge for remitting shares on your behalf.

Will my sale of my Convertible Preferred shares to the Company be taxable?
You will recognize gain or loss equal to the difference between the cash you receive for your Convertible Preferred shares and your tax basis (cost) of your Convertible Preferred shares.  We urge you to consult with your own tax advisor regarding your gain or loss resulting from your sale of Convertible Preferred shares to the Company.

Is Colonial making any recommendation about whether I should sell my shares?
Neither Colonial Commercial Corp. nor our Board of Directors makes any recommendation to any shareholder as to whether to sell all or any shares.  You must make your own decision as to whether to sell shares and, if so, how many shares to sell.